Exhibit 99.3

Bulletin

August 5, 2011
Bulletin No. 1385

FHLBanks' Joint Capital Enhancement Agreement and
Amendments to the Bank's Capital Plan

Dear Chief Executive Officer:

On February 28, 2011, the 12 Federal Home Loan Banks entered into a Joint Capital Enhancement Agreement intended to enhance the capital position of each FHLBank. I am pleased to announce that the FHLBanks have amended their capital plans to implement the provisions of the Agreement, and that the Federal Housing Finance Agency approved the capital plan amendments on August 5, 2011. The amended capital plans, including the Bank's amended capital plan, will become effective on September 5, 2011.

Since 1989, the FHLBanks have paid a portion of their earnings every year to the Resolution Funding Corporation (REFCORP). Starting in 2000, each FHLBank was required to contribute 20% of its earnings toward these payments. On August 5, 2011, the Finance Agency certified that the FHLBanks have fully satisfied their REFCORP obligations. Now that the REFCORP obligation has ended, starting in the third quarter of 2011 each FHLBank will allocate 20% of its net income each quarter to its own separate restricted retained earnings account until the balance of the account equals at least 1% of its average balance of outstanding consolidated obligations for the previous quarter. These restricted retained earnings will not be available to pay dividends, but will remain on the FHLBank's balance sheet as an additional capital buffer against losses. The new restricted retained earnings account established under the Agreement will be separate from any other restricted retained earnings account maintained by the FHLBank.

The Joint Capital Enhancement Agreement was amended August 5, 2011, to reflect differences between the original Agreement and the capital plan amendments, including changes to the definition of an automatic termination event, provisions for determining whether an automatic termination event has occurred, and modifications to the provisions regarding the release of restricted retained earnings if the Agreement is terminated.

For more information about the Joint Capital Enhancement Agreement and the amendments to the Capital Plan, please refer to:

  The Bank's 8-K filings with the Securities and Exchange Commission on March 1, 2011, and on August 5, 2011
  Joint Capital Enhancement Agreement Q&A, dated August 5, 2011
  Capital Plan and Summary of the Capital Plan, as amended and restated effective September 5, 2011

If you have any questions or comments about the capital plan amendments or the Agreement, please contact your Relationship Manager.

Sincerely,

Dean Schultz
President and Chief Executive Officer

cc: Chief Financial Officer
      Credit Contacts

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This bulletin contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the potential benefits of the Agreement and the expected maturity of the REFCORP obligation. These statements are based on our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "intended" and "will" or their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory actions, future operating results, and legislative or regulatory changes. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Federal Home Loan Bank of San Francisco 600 California Street, Suite 300, San Francisco, California 94108

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